                                                                      EXHIBIT 12

     THIS SECOND AMENDING AGREEMENT is dated 6 August 2003 but is made as of and with effect from 8 May 2003

BETWEEN:

         NORSKE SKOG CANADA LIMITED, NORSKE SKOG CANADA FINANCE LIMITED
               AND THE OTHER RESTRICTED PARTIES FROM TIME TO TIME

                                     - and -

                           THE LENDERS WHO ARE PARTIES
                        TO THE EXISTING CREDIT AGREEMENT

                                     - and -

                            THE TORONTO-DOMINION BANK
                     in its capacity as Administration Agent

                                  (the "AGENT")

RECITALS:

A. The parties to this agreement are parties to a credit agreement made as of 19 July 2002 (the "ORIGINAL CREDIT AGREEMENT").

B. The Original Credit Agreement was amended by the parties thereto pursuant to an amending agreement (the "FIRST AMENDING AGREEMENT") made as of 8 May 2003 (the Original Credit Agreement as amended by the First Amending Agreement is herein called the "EXISTING CREDIT AGREEMENT").

C. Capitalized terms used in this agreement and not otherwise defined have the meanings defined in the Existing Credit Agreement.

D. The Agent and the Restricted Parties have agreed to amend Schedule L (Form of Repricing Agreement) of the Existing Credit Agreement as of and with effect from 8 May 2003 for the sole purpose of curing defects in Section 5(d) thereof in order to correctly reflect the intention and agreement of the Lenders and Restricted Parties that the phrase "Unpaid Amounts" in the third and fourth sentences of Section 5(d) should be "unpaid amounts".

E. The Agent and the Restricted Parties also have agreed to amend Section 7.7.2(e) of the Existing Credit Agreement for the sole purpose of curing a defect and ambiguity therein.

F. This agreement is being signed by the Agent on behalf of the Lenders pursuant to Section 9.7.4 of the Existing Credit Agreement.

     THEREFORE, for value received, and intending to be legally bound by this agreement, the parties agree as follows:

1.   AMENDMENT TO SCHEDULE L OF EXISTING CREDIT AGREEMENT

     Schedule L of the Existing Credit Agreement is deleted and replaced by Schedule L attached to this agreement.

2.   AMENDMENT TO SECTION 7.7.2(E)

     Section 7.7.2(e) of the Existing Credit Agreement is deleted and replaced by the following:

          "the amount, as determined under the 1999 Indenture, the 2001 Indenture or any Similar Indenture, of any other obligations that have been classified as being incurred under clauses (i) or (ix) of the definitions of "Permitted Indebtedness" or "Permitted Debt" in those indentures"

3.   CONDITIONS PRECEDENT

     The obligations of the Lenders under this agreement are subject to the Agent receiving opinions of counsel to the Restricted Parties concerning the authorization, execution and enforceability of this agreement, all in form and substance satisfactory to the Agent.

4.   REPRESENTATIONS OF RESTRICTED PARTIES

     The Restricted Parties acknowledge that this agreement is a Credit Document and that all of their representations and warranties concerning Credit Documents that are contained in the Existing Credit Agreement apply to this agreement and are deemed to be repeated on their execution of this agreement as if set out in full in this agreement. The Restricted Parties also represent that there are no consents or other agreements required from third parties to avoid this agreement causing a breach or default under any other agreement to which any Restricted Party is a party.

5.   RATIFICATION AND CONFIRMATION

     The Existing Credit Agreement, as amended by this agreement, remains in full force and effect and is hereby ratified and confirmed. Without in any way limiting the terms of the Existing Credit Agreement or the other Credit Documents, the Restricted Parties confirm that the Security shall continue to secure the Obligations and the Other Secured Obligations, including but not limited to any arising as a result of this agreement.

6.   COUNTERPARTS AND FACSIMILE

     This agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. The delivery of a facsimile copy of an executed counterpart of this agreement shall be deemed to be valid execution and delivery of this agreement, but the party delivering a facsimile copy shall deliver an original copy of this agreement as soon as possible after delivering the facsimile copy.

                            [Signature pages follow]

         IN WITNESS OF WHICH, the parties have executed this agreement.

                                        NORSKE SKOG CANADA LIMITED


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer


                                        By:
                                            ------------------------------------
                                            Valerie Seager
                                            Corporate Secretary and
                                            Legal Counsel


                                        NORSKE SKOG CANADA FINANCE LIMITED


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer


                                        ELK FALLS PULP AND PAPER LIMITED


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer

[signature page for Second Amending Agreement dated 6 August 2003 but made as of and with effect from 8 May 2003 relating to Norske Skog Canada Limited et al]

                                        NORSKE SKOG CANADA LIMITED
                                        AS MANAGING PARTNER FOR AND ON BEHALF
                                        OF NORSKECANADA


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer


                                        By:
                                            ------------------------------------
                                            Valerie Seager
                                            Corporate Secretary and
                                            Legal Counsel


                                        NORSKE SKOG CANADA PULP
                                        OPERATIONS LIMITED


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer


                                        NORSKE SKOG CANADA SALES INC.


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer


                                        NSCL HOLDINGS INC.


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer


                                        NORSKE SKOG CANADA (USA) INC.


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer

[signature page for Second Amending Agreement dated 6 August 2003 but made as of and with effect from 8 May 2003 relating to Norske Skog Canada Limited et al]

                                        NORSKE SKOG CANADA (JAPAN) LTD.


                                        By:
                                            ------------------------------------
                                            James E. Armitage
                                            Director


                                        NORSKE SKOG CANADA PULP SALES INC.


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer


                                        PACIFICA PAPERS SALES LTD.


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            President


                                        PACIFICA PAPERS SALES INC.


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer


                                        PACIFICA POPLARS LTD.


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            President


                                        PACIFICA POPLARS INC.


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer


                                        PACIFICA PAPERS US INC.


                                        By:
                                            ------------------------------------
                                            Peter Staiger
                                            Treasurer

[signature page for Second Amending Agreement dated 6 August 2003 but made as of and with effect from 8 May 2003 relating to Norske Skog Canada Limited et al]

                                        THE TORONTO-DOMINION BANK, as Agent.


                                        By:
                                            ------------------------------------
                                            Nigel Sharpley
                                            Vice President, Loan Syndications -
                                            Agency

[signature page for Second Amending Agreement dated 6 August 2003 but made as of and with effect from 8 May 2003 relating to Norske Skog Canada Limited et al]

                                   SCHEDULE L

                           FORM OF REPRICING AGREEMENT

                              [Note: see attached]

                          AGGREGATE REPRICING AGREEMENT

This Agreement is made as of the [ ] day of May, 2003

BETWEEN   NORSKE SKOG CANADA FINANCE LIMITED
          ("NSCFL")

AND [NOTE: IDENTIFY LENDERS / AFFILIATES AS PARTIES HERE AND ON SIGNATURE PAGES AS REQUIRED]

          AND ANY OTHER PARTY WHO HAS SIGNED AN AGREEMENT PURSUANT TO SECTION 10(C) HEREOF

AND       ROYAL BANK OF CANADA
          as "Group Valuation Agent"

WHEREAS NSCFL and the Hedging Parties or their affiliates are party to a credit agreement dated as of July 19, 2002 (as amended, supplemented, restated or replaced from time to time, the "Credit Agreement");

AND WHEREAS the terms and conditions of the Credit Agreement permit NSCFL to enter into Hedging Transactions with one or more of the Hedging Parties;

AND WHEREAS the Credit Agreement requires that Hedging Parties be parties to this Aggregate Repricing Agreement if they enter into Special Derivatives with NSCFL and permits, but does not require, Hedging Parties to be parties if they are only entering into Hedging Transactions that are not Special Derivatives;

AND WHEREAS NSCFL has agreed to the repricing arrangements as more fully described herein;

AND WHEREAS the terms and conditions of each ISDA Agreement may permit NSCFL to reprice, terminate or transfer Hedging Transactions in accordance with the repricing arrangements set forth in such ISDA Agreement;

AND WHEREAS the parties hereto agree that the Group Valuation Agent will perform certain calculations and reporting on behalf of the Hedging Parties;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

1.   DEFINED TERMS AND INTERPRETATION

(a) Hedging Transactions and Hedging Parties. Unless otherwise expressly indicated in this Aggregate Repricing Agreement, all references to Hedging Transactions and Hedging Parties apply to all Hedging Transactions and Hedging Parties, whether or not the relevant Hedging Parties are parties hereto. While Hedging Parties who are not parties hereto may agree in the Credit Agreement to specific terms of this Aggregate Repricing Agreement that are incorporated by reference in the Credit Agreement, they are not bound by this Aggregate Repricing Agreement.

(b) Calculation. The purpose of this Aggregate Repricing Agreement is, in part, to address amounts payable by NSCFL to Hedging Parties in respect of Hedging Transactions, i.e. amounts by which NSCFL is "out of the money." Amounts payable by NSCFL shall be expressed as positive numbers in this Aggregate Repricing Agreement, while amounts payable by Hedging Parties to NSCFL (i.e. where NSCFL is "in the money") shall be expressed as negative numbers. Negative numbers shall be netted against positive numbers in determining aggregate amounts owing by NSCFL to individual Hedging Parties in respect of multiple Hedging Transactions (any aggregate amount being expressed as a negative number if NSCFL is "in the money" on an aggregate basis with an individual Hedging Party) and in determining aggregate amounts owing by NSCFL to all Hedging Parties. For example, in calculating the Hedging Transaction Exposure for a Hedging Party, if it was party to two Hedging Transactions and NSCFL owed CAD 5,100,000 in respect of one Hedging Transaction and was owed CAD 2,700,000 in respect of the other, the Hedging Transaction Exposure would be CAD 5,100,000 minus CAD 2,700,000 or CAD 2,400,000. If another Hedging Party was a party to one Hedging Transaction and owed NSCFL CAD 1,300,000 in respect of that Hedging Transaction, its Hedging Transaction Exposure would be negative CAD 1,300,000. If there were only those two Hedging Parties, the Aggregate Hedging Transaction Exposure would be CAD 2,400,000 minus CAD 1,300,000 or CAD 1,100,000 and the Aggregate Positive Hedging Transaction Exposure would be CAD 2,400,000.

(c) Defined Terms. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the ISDA Agreement. In addition,

     "Administration Agent" means the "Agent" under the Credit Agreement.

     "Aggregate Hedging Transaction Exposure" means, as of any Valuation Date, the net amount calculated in accordance with Section 1(b) above by aggregating all Hedging Parties' Hedging Transaction Exposures.

     "Aggregate Positive Hedging Transaction Exposure" means, as of any Valuation Date, the sum of all Positive Hedging Transaction Exposures under each ISDA Agreement.

     "Aggregate Positive Special Derivative Exposure" means, as of any Valuation Date, the sum of all Positive Special Derivative Exposures.

     "Aggregate Special Derivative Exposure" means as of any Valuation Date, the net amount calculated in accordance with Section 1(b) above by aggregating all Hedging Parties' Special Derivative Exposures.

     "Excess Credit Agreement Exposure Amount" means the amount, as determined by the Administration Agent pursuant to Section 7.7.2 of the Credit Agreement, by which the Aggregate Hedging Transaction Exposure needs to be reduced in order to satisfy the requirements under Section 7.7.2 of the Credit Agreement.

     "Excess Hedging Transaction Exposure" means (subject to Section 5(e) below) the Aggregate Hedging Transaction Exposure minus CAD 135,000,000.

     "Excess Special Derivative Exposure" means the Aggregate Special Derivative Exposure minus the Permitted Special Derivative Exposure plus CAD 15,000,000.

     "Floating Rate Transaction" means any interest rate swap Hedging Transaction under which the obligation of NSCFL is to pay a floating interest rate.

     "Hedging Party" means each person that enters into a Hedging Transaction with NSCFL.

     "Hedging Transaction" means any transaction entered into by NSCFL that is an "Other Secured Obligation" as defined in Section 1.1.79 of the Credit Agreement, and, for greater certainty, includes without limitation all Special Derivatives.

     "Hedging Transaction Exposure" means, with respect to a Hedging Party on any Valuation Date, the estimated net amount that would be payable to or by that Hedging Party pursuant to Section 6(e)(ii)(2)(A) of an ISDA Agreement to which it is a party as if such ISDA Agreement and all Hedging Transactions thereunder were being terminated; provided that, in estimating the amount that would be payable, the Group Valuation Agent shall use its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as defined within the definition of "Market Quotation" in the ISDA Agreement) in respect of all Hedging Transactions. In addition, if any Hedging Transaction is terminated other than as required by this Aggregate Repricing Agreement, it shall be considered not to have been terminated for the purposes of calculating the Hedging Transaction Exposure until any amount payable by NSCFL to the Hedging Party as a result of the termination has been paid.

     "ISDA Agreement" means the 1992 ISDA Master Agreement entered into between the relevant Hedging Party and NSCFL in respect of one or more Hedging Transactions, except that, for the purposes of this Aggregate Repricing Agreement, any Hedging Transaction shall be deemed to be governed by the 1992 ISDA Master Agreement in the form attached hereto if the relevant Hedging Party has not entered into a 1992 ISDA Master Agreement and to the extent that there is a relevant difference between the 1992 ISDA Master Agreement entered into and the form attached hereto.

     "Oil and Gas Transaction" means any Hedging Transaction under which the obligations of the parties are derived from the price of oil or natural gas.

     "Permitted Special Derivative Exposure" means (subject to Sections 5(e) and 6(b) below), as of any Valuation Date, an amount determined by the following formula:

          CAD 135,000,000 - (an aggregate amount determined by adding the amounts calculated by multiplying the notional amount of each Special Derivative outstanding on such Valuation Date, subject to the adjustments referred to immediately below, by the volatility factor for that type of Special Derivative established in accordance with the attached Schedule A and Section 6(b) below)

     For the purpose of the foregoing formula, the notional amount shall be the notional amount specified in the terms of the relevant Special Derivative, converted to Canadian dollars if necessary using the Group Valuation Agent's mid rate (i.e. the average of the Group Valuation Agent's spot buying and selling rates) at the relevant time. If the notional amount is expressed in units of a commodity rather than in currency, the notional amount shall be determined by multiplying the notional amount expressed in units by the fixed price per unit to be paid to or received by NSCFL for the commodity under the relevant Special Derivative. In addition, in determining the notional amount of Special Derivatives for the purpose of the foregoing formula:

          (A) the Group Valuation Agent shall net commodity purchase Special Derivatives entered into by NSCFL against commodity sale Special Derivatives entered into by NSCFL (whether or not with the same Hedging Party), where (a) the commodities that are the subject of the relevant Special Derivatives are determined by the Group Valuation Agent to be the same in all material respects and (b) either (i) the settlement dates of both the commodity sale Special Derivatives and the commodity purchase Special Derivatives to be netted are at least 45 days after the Valuation Date or (ii) the settlement dates of the commodity sale Special Derivatives and the commodity purchase Special Derivatives to be netted are within five Local Business Days of each other, and the Group Valuation Agent shall apply the volatility factor to the net notional amount and include only the resulting amount in the foregoing formula; and

          (B) if NSCFL has entered into other Special Derivatives that do not fall within item (A) above, but relate to commodities of the same type (each of Oil and Gas Transactions, Pulp and Paper Transactions, and other types established under section 6(b) below being deemed to be the same type), the Group Valuation Agent shall add the notional amounts of those Special Derivatives of each type in which NSCFL's role is seller and those in which its role is buyer and shall not apply the volatility factor to, or include in the foregoing formula, those Special Derivatives of each type having the smaller sum of notional amounts. For example, if the aggregate notional amount of Pulp and Paper Transactions that do not fall within item (A) above where NSCFL is seller is smaller than the aggregate notional amount of those Pulp and Paper Transactions where NSCFL is buyer, and the aggregate notional amount of Oil and Gas Transactions that do not fall within item (A) above where NSCFL is buyer is smaller than the aggregate notional amount of those Oil and Gas Transactions where NSCFL is seller, the Group Valuation Agent shall not apply the respective volatility factors to, or include in the foregoing formula, the Pulp and Paper Transactions that do not fall within item (A) above where NSCFL is seller or the Oil and Gas Transactions that do not fall within item (A) above where NSCFL is buyer.

     "Positive Hedging Transaction Exposure" means, as of any Valuation Date, the amount that would be payable, if any, to a Hedging Party (but not by a Hedging Party) as a result of the calculation of the Hedging Transaction Exposure of such Hedging Party.

     "Positive Special Derivative Exposure" means, as of any Valuation Date, the amount that would be payable, if any, to a Hedging Party (but not by a Hedging Party) as a result of the calculation of the Special Derivative Exposure of such Hedging Party.

     "Pro Rata Excess Credit Agreement Exposure Amount" means, in respect of a Hedging Party, the amount determined by the following formula, rounded up to the nearest integral multiple of CAD 100,000:

          Excess Credit Agreement Exposure Amount X (the Positive Hedging Transaction Exposure applicable to such Hedging Party / the Aggregate Positive Hedging Transaction Exposure)

     "Pro Rata Hedging Transaction Exposure Reduction Amount" means, in respect of a Hedging Party, the amount determined by the following formula, rounded up to the nearest integral multiple of CAD 100,000:

          Excess Hedging Transaction Exposure X (the Positive Hedging Transaction Exposure applicable to such Hedging Party / the Aggregate Positive Hedging Transaction Exposure)

     "Pro Rata Special Derivative Exposure Reduction Amount" means, in respect of a Hedging Party the amount determined by the following formula, rounded up to the nearest integral multiple of CAD 100,000:

          Excess Special Derivative Exposure X (the Positive Special Derivative Exposure applicable to such Hedging Party / the Aggregate Positive Special Derivative Exposure)

     "Pulp and Paper Transaction" means any Hedging Transaction under which the obligations of the parties are derived from the price of pulp or paper.

     "Special Derivative" means a Hedging Transaction described in Sections 1.1.79(c), 1.1.79(d) and 1.1.79(e) of the Credit Agreement and entered into by NSCFL, and "Special Derivatives" means all such Hedging Transactions.

     "Special Derivative Exposure" means, with respect to a Hedging Party on any Valuation Date, the estimated net amount that would be payable to or by that Hedging Party pursuant to Section 6(e)(ii)(2)(A) of the ISDA Agreement as if such ISDA Agreement and all Special Derivatives thereunder (but no other Hedging Transactions) were being terminated; provided that, in estimating such amount that would be payable, the Group Valuation Agent shall use its estimates at mid-market of the amounts that would be paid for Replacement Transactions in respect of all Special Derivatives. In addition, if any Special Derivative is terminated other than as required by this Aggregate Repricing Agreement, it shall be considered not to have been terminated for the purposes of calculating the Special Derivative Exposure until any amount payable by NSCFL to the Hedging Party as a result of the termination has been paid.

     "Valuation Date" means daily beginning on * May 2003 except that, if the then-current Aggregate Hedging Transaction Exposure and Aggregate Special Derivative Exposure are low in comparison to the maximum amounts permitted herein, the Group Valuation Agent may from time to time establish the Valuation Date as occurring not less frequently than monthly.

(d) Interpretation. In the event of any inconsistency between the provisions of this Aggregate Repricing Agreement and any ISDA Agreement the terms of this Aggregate Repricing Agreement will prevail.

2.   EXPOSURE REDUCTION PAYMENT AND AMENDMENTS

(a) Right to Demand Pro Rata Exposure Reduction Amount. The Group Valuation Agent will, promptly following (A) a Valuation Date on which the Aggregate Hedging Transaction Exposure is greater than or equal to CAD 150,000,000 or (B) a Valuation Date on which the Aggregate Special Derivative Exposure is greater than the Permitted Special Derivative Exposure or (C) its receipt of a notice from the Administration Agent that there is an Excess Credit Agreement Exposure Amount, notify NSCFL of the Pro Rata Hedging Transaction Exposure Reduction Amount, the Pro Rata Special Derivative Exposure Reduction Amount, or the Pro Rata Excess Credit Agreement Exposure Amount, in each case, as applicable to each Hedging Party. The Group Valuation Agent agrees to promptly notify the Hedging Parties of any such notification to NSCFL.

(b) Election. Within three (3) Local Business Days of receiving the notice described in Section 2(a), NSCFL will consult with each Hedging Party having a Pro Rata Hedging Transaction Exposure Reduction Amount, Pro Rata Special Derivative Exposure Reduction Amount, or Pro Rata Excess Credit Agreement Exposure Amount, as applicable (taking into account any reduction of up to CAD 1,000,000 referred to below), and determine whether it will (A) terminate Hedging Transactions with the Hedging

Party, (B) reprice certain Hedging Transactions with the Hedging Party on the basis described in Section 2(d), and/or (C) transfer NSCFL's obligations in respect of Hedging Transactions to a third party acceptable to the Hedging Party in its sole discretion that will assume NSCFL's obligations. Such actions shall be taken so that the Hedging Transaction Exposure or the Special Derivative Exposure, as applicable, with respect to such Hedging Party is reduced by an amount at least equal to the Pro Rata Hedging Transaction Exposure Reduction Amount and the Pro Rata Special Derivative Exposure Reduction Amount, respectively, applicable to such party or, if the notice under Section 2(a) relates to an Excess Credit Agreement Exposure Amount, so that the Hedging Transaction Exposure is reduced by an amount equal to or greater than the Pro Rata Excess Credit Agreement Exposure Amount. However, the Hedging Transaction Exposure or the Special Derivative Exposure, as applicable, with respect to any particular Hedging Party may be reduced by up to CAD 1,000,000 less than the amount required by the preceding sentence if the Excess Credit Agreement Exposure Amount, the Excess Hedging Transaction Exposure or the Excess Special Derivative Exposure, as applicable, is entirely eliminated as a result of reductions with other Hedging Parties being greater than the required minimums. If NSCFL chooses to terminate or transfer Hedging Transactions, it will, after consultation with the applicable Hedging Party, provide the Hedging Party with a list of those Hedging Transactions that will be terminated and/or transferred. Any amounts payable as a result of the termination of Hedging Transactions will be calculated in accordance with the Loss method of calculation and payments shall be made in accordance with the Second Method. For that purpose, references to the Defaulting Party and Non-Defaulting Party will be deemed to be references to NSCFL and the applicable Hedging Party, respectively.

(c) Proposal. Within one (1) Local Business Day of finalizing NSCFL's election under Section 2(b), if NSCFL has decided to reprice Hedging Transactions with a Hedging Party, such Hedging Party will make a proposal to NSCFL (a "Proposal"), with a copy to the Group Valuation Agent, outlining the amendments to an existing Hedging Transaction or Hedging Transactions in accordance with Section 2(d) below, which Proposal shall be drafted based on the consultation with NSCFL in Section 2(b) above.

(d) Content of Proposal. The Proposal will provide for the payment of the Pro Rata Hedging Transaction Exposure Reduction Amount, the Pro Rata Special Derivative Exposure Reduction Amount or the Pro Rata Excess Credit Agreement Exposure Amount, as applicable, by NSCFL to that Hedging Party (less amounts paid to that Hedging Party as a result of termination of Hedging Transactions, less reductions resulting from the transfer of Hedging Transactions and subject to the adjustments of up to CAD 1,000,000 permitted under Section 2(b) above) and will identify the Hedging Transaction or Hedging Transactions to be amended and the proposed amendments. Subject to amounts paid and reductions as a result of termination or transfer of Hedging Transactions and subject to the adjustments permitted under Section 2(b) above, any amendments (A) will be variations of the applicable reference rates effective from the date that payment of each Pro Rata Hedging Transaction Exposure Reduction Amount, each Pro Rata Special Derivative Exposure Reduction Amount or each Pro Rata Excess Credit Agreement Exposure Amount, as applicable, is received by that Hedging Party, (B) are to reflect current market and banking practices, (C) if applicable, are to create a portfolio of Hedging Transactions between NSCFL and such Hedging Party that results in a Hedging Transaction Exposure that is equal to the Hedging Transaction Exposure as it existed prior to the payment of the Pro Rata Hedging Transaction Exposure Reduction Amount minus the Pro Rata Hedging Transaction Exposure Reduction Amount, (D) if applicable, are to create a portfolio of Special Derivatives between NSCFL and such Hedging Party that results in a Special Derivative Exposure that is equal to the Special Derivative Exposure as it existed prior to the payment of the Pro Rata Special Derivative Exposure Reduction Amount minus the Pro Rata Special Derivative Exposure Reduction Amount, (E) if applicable, are to create a portfolio of Hedging Transactions between NSCFL and such Hedging Party that results in a Hedging Transaction Exposure that is equal to the Hedging Transaction Exposure as it existed prior to the payment of the Pro Rata Excess Credit Agreement Exposure Amount minus the Pro Rata Excess Credit Agreement Exposure

Amount and (F) will be calculated using the Hedging Party's estimates at mid-market of the amounts that would be paid for Replacement Transactions (as defined within the definition of "Market Quotation" in the ISDA Agreement) in respect of the relevant Hedging Transactions. Any Proposal that is in accordance with the foregoing requirements shall be implemented by NSCFL.

(e) Timing for Payment or Transfer. If NSCFL has chosen to transfer or terminate any Hedging Transactions, such transfer or termination and any termination payment will be made by the fifth (5th) Local Business Day following the receipt by NSCFL of notice under Section 2(a). If NSCFL has chosen to reprice certain Hedging Transactions and if the Proposal is received by NSCFL by 11:00 am, Toronto time, on a Local Business Day, then the relevant payments to the Hedging Party will be made by the later of (A) close of business on the next Local Business Day and (B) the fifth (5th) Local Business Day following the receipt by NSCFL of notice under Section 2(a). If the Proposal is received by NSCFL after 11:00 Toronto time on a Local Business Day, the relevant payments will be made by the later of (X) the second (2nd) Local Business Day thereafter and (Y) the fifth (5th) Local Business Day following the receipt by NSCFL of notice under Section 2(a).

(f) Non-Signatory Hedging Parties. To the extent that NSCFL is unable or does not wish to implement the provisions of Sections 2(b) to 2(e) inclusive with any Hedging Party that is not a party hereto, NSCFL shall entirely eliminate the Excess Credit Agreement Exposure Amount or the Excess Hedging Transaction Exposure, as applicable, by reductions with other Hedging Parties in excess of the minimums required by this Aggregate Repricing Agreement.

(g) Confirmations. Upon settlement of any amendments to Hedging Transactions in accordance with the Proposals, NSCFL and each Hedging Party will promptly execute a replacement Confirmation evidencing each such amended Hedging Transaction.

(h) Calculations. Unless otherwise specified, all calculations of Hedging Transaction Exposure, Special Derivative Exposure, Excess Hedging Transaction Exposure and Excess Special Derivative Exposure will be made by the Group Valuation Agent in accordance with current market and banking practices. When those calculations are to be made as of a particular day, they may be made either at or around noon, Toronto time on such Valuation Date or as of the close of business in the city of the Group Valuation Agent on the immediately preceding Local Business Day. For greater certainty, the Group Valuation Agent shall not be responsible for calculating the Excess Credit Agreement Exposure Amount, but shall be responsible for calculating each Hedging Party's Pro Rata Excess Credit Agreement Exposure Amount.

3.   REPORTING REQUIREMENTS

(a) On the next Local Business Day after NSCFL enters into a Hedging Transaction with a Hedging Party, NSCFL shall notify and provide the particulars of such Hedging Transaction to the Group Valuation Agent; provided that, if NSCFL enters into a Hedging Transaction with a Hedging Party and NSCFL has actual notice that it will be syndicated to some or all of the other Hedging Parties, NSCFL shall notify the Group Valuation Agent of such Hedging Transaction on the next Local Business Day after the relevant Hedging Parties have been notified of their portion of the Hedging Transaction. NSCFL further agrees to deliver a copy of the relevant trade confirmation(s) to the Group Valuation Agent promptly upon request.

(b) NSCFL shall, on the next Local Business Day, notify the Group Valuation Agent and provide the particulars of any amendment of a Hedging Transaction that could reasonably be expected to affect the calculation of any Hedging Transaction Exposure or Special Derivative Exposure.

(c) Upon request by the Group Valuation Agent, each Hedging Party agrees to promptly provide trade details of any Hedging Transaction that may be required by the Group Valuation Agent to facilitate its calculations under this Agreement. Each Hedging Party agrees to promptly notify the Group Valuation Agent of any Event of Default or Potential Event of Default known to it under that Hedging Party's ISDA Agreement.

(d) Where either NSCFL or any Hedging Party exercises an optional early termination provision under any Hedging Transaction or otherwise terminates or cancels any Hedging Transaction (including voluntary unwinding of any such Hedging Transaction), NSCFL agrees to notify and provide the particulars of such Hedging Transaction and the termination or unwinding thereof to the Group Valuation Agent on the next Local Business Day after such termination, cancellation or unwinding is effective.

(e) Upon request by NSCFL, any Hedging Party or the Administration Agent, on any Local Business Day, the Group Valuation Agent agrees to provide a statement of its calculations hereunder for the previous Valuation Date. The Group Valuation Agent shall also confirm, on request, that any particular Hedging Transaction has been reported to it by NSCFL. The Group Valuation Agent shall, at the request of any Hedging Party, advise that Hedging Party of each valuation and calculation by the Group Valuation Agent in respect of each Hedging Transaction between that Hedging Party and NSCFL.

(f) If the then-current Aggregate Hedging Transaction Exposure and Aggregate Special Derivative Exposure are low in comparison to the maximum amounts permitted herein, the Group Valuation Agent may permit NSCFL to reduce its reporting frequency to not less frequently than once each week (in respect of Special Derivatives) or once each month (in respect of other Hedging Transactions), but the Group Valuation Agent may revoke any such permission at any time. In any event, NSCFL shall report to the Group Valuation Agent at least weekly or monthly, respectively, including by "nil" report if applicable.

(g) Each Hedging Party shall provide NSCFL by the fourth (4th) Local Business Day of each month with a listing of its Hedging Transactions as of the end of the preceding month and NSCFL shall provide the Group Valuation Agent by the fifth (5th) Local Business Day of each month with copies of those listings. The Group Valuation Agent shall, by the eighth (8th) Local Business Day of each month provide each Hedging Party with its calculations as of the end of the preceding month in respect of each Hedging Transaction between that Hedging Party and NSCFL. Each Hedging Party shall promptly compare the Group Valuation Agent's calculations with similar calculations by the Hedging Party and, if there is any material discrepancy, shall promptly contact the Group Valuation Agent to reconcile the discrepancy.

4.   ADDITIONAL HEDGING TRANSACTIONS

     NSCFL agrees that, so long as the Credit Agreement remains in effect, it will not enter into any transaction of the kind described in Section 1.1.79 of the Credit Agreement with any entity other than a Hedging Party under which it agrees to provide security over its property. NSCFL may provide letters of credit issued under the Credit Agreement to entities other than Hedging Parties with whom it enters into transactions of the kind described in Section 1.1.79 of the Credit Agreement.

5.   EVENT OF DEFAULT AND CLOSE-OUT OF HEDGING TRANSACTIONS

(a) Hedging Transaction Exposure Amount and Excess Credit Agreement Exposure Amount. For purposes of the ISDA Agreement between NSCFL and each Hedging Party, an Event of Default will exist with respect to NSCFL if NSCFL fails to make, when due, any payment in respect of the Excess Hedging Transaction Exposure or the Excess Credit Agreement Exposure Amount required to be made by it or to otherwise comply with the provisions of Section 2(b) or 2(e) above in relation to the Excess Hedging Transaction Exposure or the Excess Credit Agreement Exposure Amount and such failure to pay or comply continues for one (1) Local Business Day after notice of that failure is given to NSCFL by such Hedging Party.

(b) Special Derivative Exposure Amount. The ISDA Agreement between NSCFL and each Hedging Party is hereby amended to provide that (i) an Additional Termination Event will exist with NSCFL as the Affected Party and the Affected Transactions shall be deemed to be all Special Derivatives entered into between NSCFL and each Hedging Party if NSCFL fails to make, when due, any payment in respect of the Excess Special Derivative Exposure required to be made by it or to otherwise comply with the provisions of Section 2(b) or 2(e) above in relation to the Excess Special Derivative Exposure and (ii) an Event of Default will exist with respect to NSCFL if NSCFL fails to make, when due, any payment in respect of the Excess Special Derivative Exposure required to be made by it or to otherwise comply with the provisions of Section 2(b) or 2(e) above in relation to the Excess Special Derivative Exposure, and such failure to pay or comply continues for one Local Business Day after notice of that failure is given to NSCFL by such Hedging Party.

(c) Immediate Terminations of Special Derivatives. The Group Valuation Agent shall immediately notify each Hedging Party as soon as the Aggregate Special Derivative Exposure is equal to or exceeds CAD 135,000,000 (or any lower amount established in accordance with Section 5(e) below). If the Aggregate Special Derivative Exposure at any time is equal to or exceeds CAD 135,000,000 (or the lower amount), notwithstanding any provision herein to the contrary, there shall be an automatic termination (on the date that the Group Valuation Agent determines the Aggregate Special Derivative Exposure is equal to or exceeds CAD 135,000,000 (or the lower amount)) of those Special Derivatives necessary to equal or exceed the Excess Special Derivative Exposure, beginning with the Special Derivatives (regardless of the respective Hedging Parties involved) that have the largest individual Positive Special Derivative Exposures (i.e. the Positive Special Derivative Exposure calculated as if each Special Derivative was the only Special Derivative entered into by a particular Hedging Party). For purposes of such termination, an Additional Termination Event shall be deemed to have occurred with NSCFL as the Affected Party and the Hedging Party as the Non-Affected Party, and the Special Derivatives that are designated as being terminated by the preceding sentence shall be deemed to be Affected Transactions. The Loss method of calculation shall be used in determining the amount payable and the Second Method shall apply for the purposes of Section 6(e) of the ISDA Agreement. The Group Valuation Agent shall immediately confirm to NSCFL, each Hedging Party and the Administration Agent the identity of the Special Derivatives that have been automatically terminated. Each Hedging Party shall immediately notify the Group Valuation Agent, NSCFL and the Administration Agent of the amount payable by NSCFL in respect of the automatically terminated Special Derivatives to which it is a party, the Administration Agent shall immediately notify NSCFL, the Group Valuation Agent and each Hedging Party as to whether or not an advance may be made under the Credit Agreement equal to those amounts and NSCFL shall pay those amounts not later than the second (2nd) Local Business Day after such notice is given by the Hedging Party. If NSCFL fails to make any payment when due as required by this Section 5(c), or if the Administration Agent has notified NSCFL, the Group Valuation Agent and the Hedging Parties that an advance is not available under the Credit Agreement, then without further notice there shall be an automatic termination of all remaining Special Derivatives effective on the date that the Administration Agent gives notice that an advance is not available, or on the second (2nd) Local Business Day if payment is not made, whichever is earlier. For purposes of such termination, an Event of Default shall be deemed to have occurred with NSCFL as the Defaulting Party. The Loss method of calculation shall be used in determining the amount payable and the Second Method shall apply for the purposes of Section 6(e) of the ISDA Agreement. Each Hedging Party shall immediately notify the Group Valuation Agent, NSCFL and the Administration Agent of the amount payable by or to NSCFL in respect of any further automatically terminated Special Derivatives to which it is a party. The ISDA Agreement between NSCFL and each Hedging Party is hereby amended to incorporate this Section 5(c).

(d) Limit on Liability Under Special Derivatives. The ISDA Agreement between NSCFL and each Hedging Party is hereby amended to incorporate this Section 5(d). Notwithstanding any other terms of this Aggregate Repricing Agreement but in all other respects subject to the terms hereof, for as long as the 1999 Notes, the 2001 Notes or any Similar Notes (each as defined in the Credit Agreement) are outstanding and do not expressly permit the incurrence of Special Derivatives, the liability of the Restricted Parties (as defined in the Credit Agreement) in respect of all Special Derivatives outstanding at any time with all Hedging Parties is limited to an aggregate amount of CAD 150,000,000. The foregoing limitation shall not, however, in any way limit the liability of the Restricted Parties in respect of Hedging Transactions other than Special Derivatives, nor shall it prevent the Hedging Parties from recovering interest on unpaid amounts owing by the Restricted Parties in respect of terminated Special Derivatives, nor shall it apply to any derivative transaction that would have been a Special Derivative but for it not being reported to the Group Valuation Agent as required by this Aggregate Repricing Agreement. The aggregate liability of the Restricted Parties for the purpose of this Section 5(d) shall be calculated at any time using the methods described in Section 5(c) in respect of all Special Derivatives that have then been terminated and in respect of which there are unpaid amounts outstanding, by netting amounts payable by Hedging Parties to NSCFL against amounts payable by NSCFL to Hedging Parties, in each case under such terminated Special Derivatives. The agreement of the Hedging Parties to limit the liability of NSCFL is conditional upon such netting occurring. In order to effect the netting, any net amount payable by a Hedging Party to NSCFL (taking into account all terminated Special Derivatives between that Hedging Party and NSCFL) shall instead be paid to the Group Valuation Agent and distributed by it to the Hedging Parties to whom net amounts are payable by NSCFL in respect of Special Derivatives, pro rata in accordance with the respective net amounts payable to them. If, following such netting, the aggregate liability of the Restricted Parties in respect of Special Derivatives would exceed CAD 150,000,000 but for the limitation established in this Section 5(d), the excess shall be borne by the Hedging Parties to whom amounts are payable by NSCFL in respect of Special Derivatives, pro rata in accordance with the respective net amounts that would have been payable to them but for the limitation.

(e) Amendment to Limit on Liability Under Special Derivatives. NSCFL may from time to time reduce the CAD 150,000,000 limit specified in Section 5(d), and thereafter increase it, in accordance with the following: (A) the limit shall never be less than CAD 25,000,000 or more than CAD 150,000,000, (B) the references to CAD 135,000,000 in the definition of "Permitted Special Derivative Exposure" and in Section 5(c) and the reference to CAD 15,000,000 in the definition of "Excess Special Derivative Exposure" shall each be automatically reduced or increased by the same percentage that the CAD 150,000,000 limit specified in Section 5(d) is reduced or increased, (C) any change in the limit must not result in there being a positive Excess Credit Agreement Exposure Amount or Excess Special Derivative Exposure, taking into account the changes in
(B), (D) no amendment may be made within thirty (30) days of the preceding amendment, and (E) NSCFL shall give the Group Valuation Agent at least ten (10) Local Business Days' notice of the proposed amendment and the Group Valuation Agent shall promptly notify each of the Hedging Parties of the amendment. For greater certainty, references in this Section 5(e) to particular CAD amounts specified in other sections or definitions are to the current amounts specified in those sections or definitions and, following any amendment pursuant to this section, references to those amounts shall be interpreted having regard to the previous amendment(s).

6.   RESTRICTED PAYMENTS/TRANSACTIONS

(a) Restricted Payments. Upon any Early Termination Date occurring with respect to a Hedging Transaction or any Hedging Transactions being terminated prior to the stated maturity, in each case, if the

Hedging Party or Hedging Parties (for the purposes of this provision, the "Payers") are required to make a payment to NSCFL in accordance with the settlement obligations under such Hedging Transaction(s), such payment shall be made to NSCFL provided that immediately after such payment and termination (i) the Aggregate Hedging Transaction Exposure does not exceed CAD 150,000,000, (ii) the Aggregate Special Derivative Exposure does not exceed the Permitted Special Derivative Exposure and (iii) there is no Excess Credit Agreement Exposure Amount. The Payers, NSCFL and the Administration Agent shall consult the Group Valuation Agent to determine if the Aggregate Hedging Transaction Exposure will exceed CAD 150,000,000 or if the Aggregate Special Derivative Exposure will exceed the Permitted Special Derivative Exposure or if there will be any Excess Credit Agreement Exposure Amount. In the event that the Aggregate Hedging Transaction Exposure will exceed CAD 150,000,000 or in the event that the Aggregate Special Derivative Exposure will exceed the Permitted Special Derivative Exposure or in the event that there will be any Excess Credit Agreement Amount, in each case, immediately after such payment and termination, NSCFL agrees that the Payers may withhold the applicable payment, and such failure to pay will not be a default under any ISDA Agreement, until the Excess Hedging Transaction Exposure or the Excess Special Derivative Exposure or the Excess Credit Agreement Amount, as applicable, that would have been created if the withheld payment had been made is reduced in accordance with this Agreement and any payments made by NSCFL hereunder to reduce the Excess Hedging Transaction Exposure or the Excess Special Derivative Exposure or the Excess Credit Agreement Exposure Amount, as applicable, may be set off against amounts owed to NSCFL by the Payers.

(b) Restricted Transactions. Each of the parties hereto agrees that it shall not enter into any Special Derivative other than a Floating Rate Transaction, an Oil and Gas Transaction, a Pulp and Paper Transaction or a Special Derivative of a type previously dealt with under this Section 6(b) without giving at least ten
(10) Local Business Days' notice to the Group Valuation Agent and without receiving the subsequent notice from the Group Valuation Agent that is referred to below. The parties agree that, upon any such notice being given to the Group Valuation Agent, the Group Valuation Agent and the Administration Agent, after consulting NSCFL, shall establish a volatility factor for the additional type of Special Derivative. The Group Valuation Agent shall then notify all parties of the volatility factor that has been established.

7.   FURNISH SPECIFIED INFORMATION

     Section 4(a)(ii) of each ISDA Agreement between NSCFL and a Hedging Party that is a party hereto is deemed to be amended to read as follows:

          "(ii) any other documents specified in the Schedule, any Confirmation or the Aggregate Repricing Agreement dated as of * May 2003 as amended, restated or replaced from time to time, entered into between, among others, Party B and Party A as a Hedging Party thereto; and"

8.   REPRESENTATIONS AND WARRANTIES

     Each party hereto represents and warrants to the other parties as follows:

     (a) it has full power and authority to execute and deliver this Aggregate Repricing Agreement and to perform and observe the provisions hereof;

     (b) the execution, delivery and performance of this Aggregate Repricing Agreement either have been or will be duly authorized by all necessary corporate action and do not and will not contravene any requirement of law, its charter or by-laws or any contractual restriction or agreement binding on or affecting such party or its assets; and

     (c) this Aggregate Repricing Agreement has been duly and properly executed and delivered by such party and constitutes and will constitute the legal, valid and binding obligation of such party enforceable in accordance with its terms.

9.   NOTICES

     Unless otherwise specified, all notices and other communications to be given to a party hereunder shall be given to the address, facsimile (confirmed if requested) or telephone number and to the individual or department specified by such party on Schedule B hereto or such other address, facsimile or telephone number as such party may hereafter specify for the purpose by notice given in accordance with this section. Unless otherwise specified, any notice, instruction or other communication shall be effective upon receipt if given in accordance with this section.

10.  AMENDMENTS

(a) No amendment, modification, supplement or waiver in respect of this Aggregate Repricing Agreement will be effective unless in writing and signed by each of the parties intended to be bound thereby.

(b) If the Credit Agreement is amended in accordance with the terms thereof, the parties shall in good faith negotiate and enter into any amendments hereof which are reasonably required as a result of such amendment of the Credit Agreement.

(c) Any person that is not a party hereto and is otherwise entitled to be a party to an Other Secured Obligation (as defined in the Credit Agreement) may become a Hedging Party hereunder and agree to be bound hereby by executing such instrument or agreement as the Group Valuation Agent may reasonably prescribe in order to evidence its accession hereto. Any ISDA agreement entered into between NSCFL and such person shall have substantially the same terms and conditions as the ISDA Agreement. In particular, each ISDA agreement shall continue to be based on the 1992 ISDA Master Agreement notwithstanding any subsequent form of ISDA Master Agreement being issued.

11.  GROUP VALUATION AGENT

(a) The Group Valuation Agent shall have no duties or obligations other than as expressed herein, and without limitation, the Group Valuation Agent does not undertake, and the Hedging Parties relieve the Group Valuation Agent from, any implied duties (including fiduciary duties) and there shall not be construed against the Group Valuation Agent any implied covenants or terms. The Group Valuation Agent may execute or perform, and may delegate the execution and performance of, any of its duties hereunder through or to any of its own employees or to a recognized dealer designated by it. References herein or in any of the other agreements to the Group Valuation Agent shall include references to any such employees or recognized dealers to whom the Group Valuation Agent shall have delegated any of its duties.

(b) The Group Valuation Agent shall not be obliged to incur or subject itself to any cost or expenditure in connection herewith unless it is first indemnified or furnished with security by the Hedging Parties on a rateable basis, in form and substance satisfactory to it (which may include further agreements of indemnity or the deposit of funds or security or other suitable measures).

(c) Neither the Group Valuation Agent nor its directors, officers, agents or employees shall be liable to NSCFL or any Hedging Party for any action taken or omitted to be taken by it or them under or in connection with this Aggregate Repricing Agreement except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Group Valuation Agent (i) makes no warranty or representation to NSCFL nor any Hedging Party (except as set out in section 8 above) and shall not be responsible to NSCFL or any Hedging Party for the form, substance, accuracy or completeness of this Aggregate Repricing Agreement or any other documents, information or financial data made available to the parties hereto, or for any statements, warranties or representations made by others in or in connection with this Aggregate Repricing Agreement; (ii) shall not have any duty to ascertain or to inquire as to the existence of an Event of Default or Potential Event of Default or the performance or observance of any of the terms or conditions of this Aggregate Repricing Agreement on the part of NSCFL or any Hedging Party; (iii) shall not be responsible to NSCFL nor any Hedging Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Aggregate Repricing Agreement other than the representations and warranties made herein with respect to the Group Valuation Agent; and (iv) shall incur no liability under or in respect of this Aggregate Repricing Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may have been sent by facsimile transmission, by telex or by hand) believed by it in good faith to be genuine and signed or sent by the proper party or parties.

(d) With respect to Hedging Transactions between Royal Bank of Canada ("RBC") and NSCFL, RBC has the same rights and powers under this Aggregate Repricing Agreement as any other Hedging Party hereunder and may exercise the same as though it were not the Group Valuation Agent and the term "Hedging Party" or "Hedging Parties" shall, unless otherwise expressly indicated, include it in its individual capacity. RBC and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with NSCFL and its affiliates or any person who may do business with or own securities of NSCFL, all as if it were not the Group Valuation Agent, and without any duty to account therefor to the Hedging Parties.

12.  REPLACEMENT OF GROUP VALUATION AGENT

     In the event that: (A) the Group Valuation Agent resigns (which resignation shall be given in writing to the parties hereto with at least five (5) Business Days notice); (B) the Group Valuation Agent materially breaches its duties hereunder; or (C) NSCFL or the other Hedging Parties notify the other parties to this Aggregate Repricing Agreement on at least five (5) Business Days notice that they wish to replace the Group Valuation Agent, NSCFL will appoint a replacement Group Valuation Agent who is a Hedging Party with the consent of such successor and the consent of the remaining Hedging Parties, which consent shall not be unreasonably withheld. The successor Group Valuation Agent shall succeed to and become vested with all the rights, powers and duties of the Group Valuation Agent as described herein and the retiring Group Valuation Agent shall be discharged from its duties and obligations in its capacity as Group Valuation Agent.

13.  GOVERNING LAW AND SEVERABILITY

     This Aggregate Repricing Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia without reference to choice of law doctrine. Wherever possible each provision of this Aggregate Repricing Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Aggregate Repricing Agreement shall be prohibited by or be invalid or unenforceable under such law, such provision shall be ineffective to the extent of such prohibition, invalidity or unenforceability without otherwise affecting the validity or enforceability of such provision or the remaining provisions of this Aggregate Repricing Agreement.

14.  COUNTERPARTS

     This Aggregate Repricing Agreement (and any amendment hereto) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this Aggregate Repricing Agreement to be duly executed by their respective authorized officers as of the date first above written.

NORSKE SKOG CANADA FINANCE LIMITED      ROYAL  BANK OF CANADA, as a Hedging
                                        Party and Group Valuation Agent


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
Title:                                  Title:


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
Title:                                  Title:

[NOTE: ADD OTHER SIGNATURE BLOCKS AS REQUIRED]

                                   SCHEDULE A
                               VOLATILITY FACTORS

The volatility factors for the currently contemplated types of Special Derivatives are as follows:

Floating Rate Transactions - nil
Oil and Gas Transactions - 0.25
Pulp and Paper Transactions - 0.10

                                   SCHEDULE B
                              ADDRESSES FOR NOTICE

NORSKE SKOG CANADA FINANCE LIMITED      ROYAL BANK OF CANADA
16TH FLOOR                              2ND FLOOR, ROYAL BANK PLAZA
250 HOWE STREET                         200 BAY STREET
VANCOUVER, BRITISH COLUMBIA             TORONTO, ONTARIO
V6C 3R8                                 M5J 2W7

ATTENTION: TREASURER                    ATTENTION: MANAGING DIRECTOR
                                           GLOBAL MIDDLE OFFICE
FACSIMILE NO.: 604-654-4254
TELEPHONE NO.: 604-654-4372             FACSIMILE NO.: (416) 842-4334
                                        TELEPHONE NO.: (416) 842-6656

[NOTE: ADD ADDITIONAL ADDRESSES;
MULTIPLE CONTACTS SHOULD BE
PROVIDED IF POSSIBLE]